EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-102483 of Ligand Pharmaceuticals Incorporated on Form S-3 of our report dated February 25, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principle), appearing in the Annual Report on Form 10-K of Ligand Pharmaceuticals Incorporated for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/S/DELOITTE & TOUCHE LLP


San Diego, California
March 21, 2003